UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        February 29, 2008

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 29, 2008, concurrently with the closing of the Palazzo Mall Sale (as described in greater detail in Item 8.01 below), certain subsidiaries of Las Vegas Sands Corp. (the “Company”) entered into the Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement (the “Cooperation Agreement”) with certain subsidiaries of General Growth Properties. The Cooperation Agreement establishes the terms and requirements related to the separate ownership but integrated operation of our Las Vegas integrated resort which is comprised of The Venetian Resort Hotel Casino (“The Venetian”), The Palazzo Resort Hotel Casino (“The Palazzo”), The Sands Expo and Convention Center (“The Sands Expo Center”), The Congress Center, The Grand Canal Shoppes and The Shoppes at The Palazzo, including agreements with respect to, among other things, encroachments, easements, operating standards, maintenance requirements, insurance requirements, casualty and condemnation events, parking, joint marketing, consent and approval rights, handling of disputes and the sharing of some facilities and related costs. The Cooperation Agreement was amended in connection with the Palazzo Mall Sale to include The Palazzo and The Shoppes at The Palazzo, in addition to The Venetian, The Sands Expo Center, The Congress Center and The Grand Canal Shoppes.

Item 8.01  Other Events.

On February 29, 2008, the Company completed the sale to General Growth Properties of the retail, entertainment and dining complex located within The Palazzo known as The Shoppes at The Palazzo, and certain other restaurant and retail space in The Palazzo, totaling approximately 536,000 square feet of space, for an initial cash payment of approximately $290.8 million (the “Palazzo Mall Sale”). Pursuant to the terms of the purchase agreement with General Growth Properties, additional purchase price payments will be made periodically for potentially as long as 4 years after the consummation of the Palazzo Mall Sale (and potentially longer in certain circumstances), with the final purchase price (subject to potential additional payments in certain circumstances) to be calculated by applying an agreed-upon cap rate to the net operating income derived from the assets sold during months 19-30 of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2008

LAS VEGAS SANDS CORP.
By:	/s/ Scott D. Henry
Name: Scott D. Henry Title: Senior Vice President, Finance